PROSPECTUS SUPPLEMENT dated November 29, 2001 (to Prospectus dated October 23, 2001)	Filed Pursuant to Rules 424(b)(3) and (c) File No. (333-71608)

857,323 Shares

CELL GENESYS, INC.

Common Stock

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This prospectus supplement amends and supplements the prospectus dated October 23, 2001 included in a registration statement that we filed with the SEC using the "shelf" registration process. It relates to the public offering, which is not being underwritten, of 857,323 shares of our common stock which may be offered and sold from time to time by the selling stockholders named in the prospectus.

The "Selling Stockholders" section of the prospectus is hereby modified to include in the Selling Stockholder table certain shares that are beneficially owned by each of the selling stockholders, which shares were previously held in escrow pursuant to an escrow agreement between Cell Genesys and Chase Manhattan Bank and Trust Company, N.A. as Escrow Agent, and which shares were subsequently released from escrow.

The "Selling Stockholders" section contained in this prospectus supplement amends and restates in its entirety the "Selling Stockholders" section contained in the prospectus. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information contained herein supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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SELLING STOCKHOLDERS

The following table sets forth the number of shares owned by each of the Selling Stockholders as of October 12, 2001. None of the Selling Stockholders has had a material relationship with us within the past three years other than as described below or as a result of the ownership of the shares or other securities of Cell Genesys. No estimate can be given as to the amount of shares that will be held by the Selling Stockholders after completion of this offering because the Selling Stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the Selling Stockholder named below.

Name of Selling Stockholder	Shares Beneficially Owned(1)	Percentage	Number of Shares Which May Be Sold Pursuant to This Prospectus (2)(3)
A.H. Rubenfeld Fund, Inc.	2,266	*	2,039
AEOW 96, LLC	10,913	*	9,821
Andrew S. Grove and Eva Kasten Grove, Co-Trustees, or successor trustee, of the Andrew S. Grove and Eva Kasten Grove Living Trust Dated June 4, 1970	11,334	*	10,200
Anne Christine Lewis 1991 Trust, Joann M. Connors, Trustee	688	*	645
Aphrodite Associates	1,309	*	1,178
Arthur Rock	14,689	*	13,220
Bancone & Co. f/a/o Robert K. Anderson a/c # 1010014110	11,322	*	10,189
Baradaran Revocable Trust, dated 7/31/98 #95-6977615	1,133	*	1,020
Barr and June Rosenberg Foundation	69,678	*	62,710
Barr and June Rosenberg JT Tenure	97,161	*	90,193
Benjamin M. Rosen	5,667	*	5,100
Bennett Dorrance Trust Dated April 21, 1989, As Amended in its Entirety on March 20, 1996. As Amended April 12, 1996, as Amended February 4, 1998	45,337	*	40,803
Benno C. Schmidt	11,334	*	10,201
BNY Clearing Services, LLC CustodianF/B/O William G. Walters IRA	2,266	*	2,039
California Federal Bank IRA fbo David Segre	28	*	25
Caroline Elizabeth Lewis 1991 Trust, Joann M. Connors, Trustee	688	*	645
Charles A. Haggerty DBA LeConte Associates, LLC	4,533	*	4,080
Charles Stuart Lewis 1993 Trust, Joann M. Connors, Trustee	688	*	645
Chong-Moon Lee	9,060	*	8,154
D.M. Laurice & M.M. Rosati WSGR Retirement Plan FBO Michael J. O'Donnell	28	*	25
Daniel R. Henderson (4)	36,838	*	5,690
Falcon Technology Partners L.P.	5,667	*	5,100
FWH Associates	2,244	*	2,020
GC&H Investments	1,133	*	1,020
Gordon W. Russell TR The Russell 1988 Trust U/A 11/17/88	37,897	*	35,545
James V. and June P. Diller Trustees, FBO James V. and June P. Diller Trust DTD 7/20/77	1,133	*	1,020
Jamshid Maddahi, M.D.	679	*	611
Joe F. Starr	2,266	*	2,039
John S. & Elizabeth H. Lewis Family Partnership L.P.	1,302	*	1,221
John S. Lewis and Elizabeth H. Lewis as Trustees of the John S. Lewis and Elizabeth H. Lewis Living Trust Created Under Agreement DTD 1/28/97	14,623	*	13,716
Katherine Styles	67	*	60
Kriegsman Group	5,000	*	5,000
Lease Management Services, Inc.	5,667	*	5,100
Metropolitan Life Insurance Company	3,594	*	3,234
Michael M. Berns, Trustee of the Michael M. Berns Living Trust dated 10/16/90	2,266	*	2,039
Newton Investment Partners	6,915	*	6,223
Olayan America Corporation	1,556	*	1,400
Peninsula Community Foundation	11,334	*	10,201
Perseus 2000	55,826	*	55,826
Perseus Capital L.L.C.	162,752	*	149,280
Piedmont Partners	9,977	*	9,358
Piedmont Partners 3	20,469	*	18,422
Piedmont Partners II (5)	5,950	*	5,355
Poitevin Investments Limited, Nominee for the Scali Family Settlement Trust	5,667	*	5,100
Reyes Partnership 4	4,533	*	4,080
Richard C. Barker TTEE Barker Living Trust	11,334	*	10,201
Richard W. Schuur, Sole Trustee, The Schuur Surviving Spouse's Trust DTD 1/30/91	362	*	326
Russell Randolph Scott	565	*	508
Sequoia 1997	566	*	509
Sequoia Capital VI	68,931	*	62,038
Sequoia Technology Partners VI	3,551	*	3,196
Sequoia XXIV	1,196	*	1,076
SQP 1997	1,006	*	905
Stanford University	5,662	*	5,095
The L.J. Sevin Trust Fund	11,334	*	10,200
The Linde Company	4,533	*	4,080
The Payne Family Trust DTD 1/23/85, Errol G. Payne and Naomi F. Payne, TTEES	2,266	*	2,039
R. Michael Shanahan, Trustee, The Shanahan Trust DTD 22 March 1991 As Amended	2,266	*	2,039
Theodore J. Smith	2,263	*	2,037
Thurman J. Rodgers	7,933	*	7,139
Triangle Investment Company	5,655	*	5,089
W.S. Investment Co. 94A (6)	509	*	458
WCN/GAN Partners Ltd.	2,266	*	2,039
Whitney 1990 Equity Fund, L.P.	25,843	*	23,258
Whitney Lands, Inc.	22,668	*	20,401
Wolfgang K. Joklik	2,263	*	2,037
TOTAL	888,449		786,262

* Less than 1% of our outstanding common stock.

  The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

  This registration statement also shall cover any additional shares of common stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of common stock.

  Does not include an aggregate of 71,061 shares of Common Stock beneficially owned by the Selling Stockholders that have been deposited in escrow pursuant to the Agreement and Plan of Reorganization dated as of August 1, 2001 by and among Cell Genesys, Inc., Satellite Acquisition Corporation, Calydon, Inc. and with respect to Articles VII, VIII, and IX only Kenneth Socha as Shareholder Representative and Chase Manhattan Bank and Trust Company, N.A. as Escrow Agent, to secure the indemnification obligations of the Selling Stockholders thereunder (the "General Escrow Shares"). Such escrow will expire on September 4, 2002 to the extent no claims on the General Escrow Shares have been made. A number of shares equivalent to the General Escrow Shares have been included in this Registration Statement, but they are not included in this column of the table. An amended prospectus will be filed to reflect any change in the number of shares offered by the individual Selling Stockholders as a result of the expiration of the escrow.

  Daniel Henderson performs certain consulting services for the Company.

  Daniel Henderson, a consultant to the Company, is a partner of Piedmont Partners II.

  W.S. Investment Co. 94A is an investment partnership comprised of some current and former members of Wilson Sonsini Goodrich & Rosati, which is legal counsel to the Company.